UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.      )

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GEEKNET, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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11216 Waples Mill Road, Suite 103
Fairfax, Virginia 22030
____________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
____________________

To Our Stockholders:
You are cordially invited to attend, and notice is hereby given of, the Annual Meeting of Stockholders (the “Annual Meeting”) of Geeknet, Inc. (the “Company”), which will be held on WEDNESDAY, MAY 6, 2015 AT 8 A.M. (Eastern Time), at The Benjamin Hotel, 125 East 50th Street, New York, New York 10022, for the following purposes:

1.	To elect eleven (11) directors nominated by our Board of Directors and named in the Proxy Statement;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015;

3.	To vote on an advisory resolution to approve our named executive officer compensation; and

4.	To transact such other business as may properly be brought before the meeting.
The foregoing items of business are more fully described in the proxy statement accompanying this notice. The proxy statement is furnished in connection with our solicitation of proxies, on behalf of the Board of Directors, for the 2015 Annual Meeting, and that with the related proxy card is being distributed on or about March 26, 2015.
YOUR VOTE IS VERY IMPORTANT. Only stockholders of record at the close of business on March 13, 2015 are entitled to notice of, and to vote at, the Annual Meeting. For specific instructions on how to vote your shares, please refer to your enclosed proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to cast your vote and submit your proxy in advance of the meeting by one of the methods described below:

•	Vote through the Internet à go to www.proxyvote.com;

•	Vote by toll-free telephone à call 1-800-690-6903; or

•	Vote by mail (if you received a paper copy of the proxy materials by mail) à mark, sign, and date your proxy card and return it in the postage-paid envelope enclosed.
Stockholders may also vote in person at the Annual Meeting even if you have voted via another method, but your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.
Votes submitted through the Internet or by telephone must be received by 11:59 p.m., (Eastern Time), on May 5, 2015. Internet and telephone voting are available 24 hours per day; if you vote via the Internet or telephone, you do not need to return a proxy card. Proxy cards submitted by mail must be received by the commencement of the Annual Meeting in order for your shares to be voted.
The Company's Chairman and Chief Executive Officer, Kathryn K. McCarthy, has prepared a letter to stockholders which can be found on our website at http://geek.net/investor.cfm. I invite you to read the letter.

By Order of the Board of Directors,
/s/ Jenny Lee Gillespie
Jenny Lee Gillespie General Counsel and Corporate Secretary

Fairfax, VA
March 26, 2015

GEEKNET, INC.
11216 Waples Mill Road, Suite 103
Fairfax, VA 22030
____________________
PROXY STATEMENT
____________________
INFORMATION CONCERNING SOLICITATION AND VOTING

General Information
Why am I receiving these materials?
Geeknet, Inc. (the “Company”) has made these materials available to you on the Internet or, upon your request, has delivered printed materials by mail, in connection with the Company's solicitation of proxies on behalf of the Board of Directors (the “Board”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at The Benjamin Hotel, 125 East 50th Street, New York, New York 10022 on May 6, 2015, at 8 a.m. (Eastern Time).
You are cordially invited to attend the Annual Meeting and requested to vote on the proposals described in this proxy statement (the “Proxy Statement”).
What is included in these proxy materials?
These proxy materials include the Notice of 2015 Annual Meeting of Stockholders (“Notice”), this Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission (“SEC”) on February 23, 2015 (the “Annual Report”). If you requested a printed version, these proxy materials also include the proxy card or voting instruction form for the Annual Meeting. These materials were distributed on March 26, 2015.
Your proxy is solicited for use at our Annual Meeting and at any adjournment(s) thereof, for the purposes set forth herein. Our telephone number is (877) 433-5638.
When is the Record Date?
Stockholders of record at the close of business on March 13, 2015 (referred to as the “Record Date” throughout this Proxy Statement) are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment(s) thereof.
Who may vote at the Annual Meeting?
In order to vote at the Annual Meeting, you must have been a stockholder as of the Record Date. We have one class of stock issued and outstanding, designated as Common Stock, $0.001 par value per share, and one class of undesignated Preferred Stock, $0.001 par value per share. As of the Record Date, 25,000,000 shares of our Common Stock were authorized and 6,728,368 shares of the Company’s Common Stock were outstanding. As of the Record Date, 1,000,000 shares of our Preferred Stock were authorized and no shares of our Preferred Stock were outstanding. In addition to stockholders of record of the Company’s Common Stock, beneficial owners of shares held in “street name” as of the Record Date can vote.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?
If your shares are registered directly in your name with the Company’s transfer agent, then you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the “beneficial owner” of shares held in “street name,” and the materials were forwarded to you by that organization. As a beneficial owner, you have the right to instruct your broker, bank, trustee or nominee how to vote your shares. If you are a beneficial owner of shares held in street name and wish to vote in person at the Annual Meeting, you must obtain a “legal proxy” from the organization that holds your shares authorizing you to vote your shares held in street name. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy.

What is the Company’s fiscal year?
The Company’s fiscal year is the same as the calendar year and begins on January 1 and ends on December 31 of each year. So, the 2014 fiscal year is the period from January 1, 2014 through December 31, 2014.

Voting Procedures
On what items of business am I voting?
You are being asked to vote on the following items of business:

1.	To elect eleven (11) directors nominated by our Board of Directors and named in the Proxy Statement;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015;

3.	To vote on an advisory resolution to approve our named executive officer compensation; and

4.	To transact such other business as may properly be brought before the Annual Meeting.
Will any other business be conducted?
As of the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the Annual Meeting is as set forth in this Proxy Statement. If any other matter(s) are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their discretion. By signing the proxy card, you are granting the persons named in the proxy a proxy entitling them to vote your shares with such discretion.

How does the Board recommend that I vote?
Our Board recommends that you vote your shares:
● “FOR” the election and ratification of the eleven (11) director nominees named in the Proxy Statement;
● “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;
● “FOR” the non-binding advisory vote to approve our named executive officer compensation; and
If you are a record holder and you sign and submit your proxy card without indicating your voting instructions, your shares will be voted as indicated above.

How do I vote?
You may cast your vote and submit your proxy in advance of the Annual Meeting by one of the methods below:

•	Vote through the Internet à go to www.proxyvote.com;

•	Vote by toll-free telephone à call 1-800-690-6903; or

•	Vote by mail (if you received a paper copy of the proxy materials by mail) à mark, sign, and date your proxy card and return it in the postage-paid envelope enclosed.
Stockholders may also vote in person at the Annual Meeting even if you have voted via another method, but your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

How many votes do I have?
On all matters, each stockholder shall be entitled to one vote for each share of the Company’s Common Stock held by such stockholder.
What is the voting requirement to approve each of the proposals?
With respect to “Proposal 1 — Election of Eleven Directors,” each director nominee receiving the affirmative vote of a plurality of the shares of our Common Stock present or represented by proxy and voting at the Annual Meeting shall be elected as directors for a one year term until the next Annual Meeting. Abstentions and broker non-votes will have no effect on the election of directors.
With respect to “Proposal 2 — Ratification of the Appointment of Independent Registered Public Accounting Firm,” if a quorum is present and voting, the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote is needed to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm, to audit the consolidated financial statements of the Company for our fiscal year ending December 31, 2015. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the effect of a vote “AGAINST” the ratification of KPMG LLP as our independent registered public accounting firm. Broker non-votes will have no effect on the outcome of the vote for this proposal.
With respect to “Proposal 3 — Advisory Vote on Executive Compensation,” if a quorum is present and voting the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the annual meeting is required for approval of this proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of the vote for this proposal.
What is the quorum requirement for the Annual Meeting?
Votes cast by proxy or in person at the Annual Meeting (“Votes Cast”) will be tabulated by the inspector of elections (the “Inspector”) who will be one of our employees. The Inspector will also determine whether a quorum is present. Except in certain specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. Our bylaws provide that a quorum is present when a majority of shares entitled to vote are present in person or represented by proxy at the Annual Meeting.
How are broker non-votes and abstentions treated?
The Inspector will treat shares that are voted “WITHHELD” or “ABSTAIN” as being present and entitled to vote for purposes of determining the presence of a quorum but will not treat such shares as votes in favor of approving any matter submitted to the stockholders for a vote. “Broker non-votes” will be counted as present but not entitled to vote and thus will not be counted for purposes of determining the number of Votes Cast with respect to a particular proposal; thus broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting. Abstentions will not affect the outcome of any matter being voted on at the Annual Meeting except the proposal regarding ratification of the independent accountants and the vote on executive compensation, in which case, abstentions will have the same effect as an “AGAINST” vote.
When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted “FOR” (i) the election of each of the eleven (11) nominees for directors set forth herein, (ii) the ratification of KPMG LLP as our independent registered public accounting firm for fiscal year 2015, and (iii) the advisory vote on the compensation of our named executive officers. With respect to such other business as may properly come before the Annual Meeting or any adjournment thereof, the shares will be voted in the discretion of the proxy holder.

Can I change my mind after I have voted?
Any proxy given pursuant to this solicitation may be revoked by the person giving it as follows:

1.	Delivering to us at our principal offices (Attention: Investor Relations) a written notice of revocation before such proxy is used; or

2.	Delivering subsequent proxy instructions as follows:

•
By Phone:  Use the toll-free telephone number provided on the proxy card prior to 11:59 p.m. (Eastern Time) on May 5, 2015 (specific instructions for using the telephone voting system are provided on the proxy card and in the Notice);

•
By Internet:  Use the Internet voting site listed on the proxy card prior to 11:59 p.m. (Eastern Time) on May 5, 2015 (specific instructions for using the Internet voting system are provided on the proxy card and in the Notice);

•	By Mail: Sign, date and mail another proxy card bearing a later date and deliver such proxy card to our principal offices (Attention: Investor Relations) prior to the use of the original proxy; or

•	In Person: Attend the Annual Meeting and vote your shares in person.
Where can I find the voting results of the Annual Meeting?
We plan to publish the final voting results in a Current Report on Form 8-K (“Form 8-K”) filed within four business days of the Meeting. If final voting results are not available within the four business day timeframe, we plan to file a Form 8-K disclosing preliminary voting results within the required four business days, to be followed as soon as practicable by an amendment to the Form 8-K containing final voting results.

Proxy Solicitation
How are proxies solicited?
We expect to solicit proxies primarily by Internet and mail, but our directors, officers, other employees and agents may also solicit proxies in person, by telephone, through electronic communication and by facsimile transmission. We will request that brokerage firms, banks, other custodians, nominees, fiduciaries and other representatives of stockholders forward the Notice of Internet Availability and, as applicable, the Proxy Statement and Annual Reports, to the beneficial owners of our Common Stock. We have retained Broadridge Financial Solutions, Inc. to act as our proxy solicitor and have agreed to pay a fee of approximately $8,000 plus out-of-pocket expenses. In addition, proxies may also be solicited by certain of our directors, officers and regular employees. Our directors and employees do not receive additional compensation for soliciting proxies.
Who is paying the costs of this proxy solicitation?
The Company is paying the cost of soliciting proxies. In addition to paying Broadridge Financial Solutions, Inc., we will need to reimburse, upon request, brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding proxy materials to such beneficial owners.
Why do multiple stockholders at the same address receive only one set of proxy materials?
The Company has adopted an SEC-approved procedure called “householding.” Under this procedure, we may deliver a single set of proxy materials to multiple stockholders who share the same address unless you have previously provided contrary instructions. This practice is designed to reduce our paper use, and printing and postage costs.
If you wish to receive a separate set of proxy materials, please request additional copies by contacting us at Geeknet, Inc. 11216 Waples Mill Road, Suite 103, Fairfax, VA 22030, ATTN: Investor Relations, or call (877) 825-4689. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may contact us at the address above to request that only a single copy be delivered in the future.
Can I receive the proxy materials electronically?
All stockholders may access our proxy materials electronically via the Internet. We encourage you to access our proxy materials via the Internet because it reduces the expenses for, and the environmental impact of, our Annual Meetings. You may opt to receive paper copies of proxy materials, including our Annual Report, Proxy Statement, and proxy card at no cost to you, by following the instructions on your Notice of Internet Availability. An electronic version of this Proxy Statement is posted on our website at www.geek.net.

Additional Information
Where can I find additional information about Geeknet?
Our reports on Forms 10-K, 10-Q and 8-K, and other publicly available information should be consulted for other important information about Geeknet. You can find these reports and additional information about us on our website at www.geek.net.
How can I receive a copy of the Company’s Annual Report?
Stockholders may receive a copy of the Company’s 2014 Annual Report, not including exhibits, at no charge. If you prefer a copy of the 2014 Annual Report including exhibits, you may be charged a modest fee (which shall be limited to our reasonable expenses in furnishing such exhibits). Requests for copies must be made by sending a written request to Geeknet, Inc. 11216 Waples Mill Road, Suite 103, Fairfax, VA 22030, ATTN: Investor Relations.
What is the deadline to propose actions for consideration at the 2016 Annual Meeting?
Proposals from stockholders that are intended for inclusion in our Proxy Statement relating to our 2016 Annual Meeting of Stockholders must be received by us at our principal offices at 11216 Waples Mill Road, Suite 103, Fairfax, VA 22030, Attention: Corporate Secretary, not later than November 26, 2015 and must satisfy the conditions established by the SEC and our bylaws for stockholder proposals in order to be included in our Proxy Statement for that meeting.
Stockholder proposals that are not intended to be included in our Proxy Statement for such meeting but that are intended to be presented by the stockholder at the Annual Meeting are subject to the advance notice procedures described below:
Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our bylaws. In order for a matter to be deemed properly presented by a stockholder for consideration at our 2016 Annual Meeting under our bylaws, it must be received by our Corporate Secretary not before January 7, 2016 and not later than February 6, 2016. If our 2016 Annual Meeting is not within thirty (30) days before or sixty (60) days after May 6, 2016, the anniversary date of this year’s Annual Meeting, notice must be delivered no earlier than the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such meeting or, if the first public notice of the meeting date is less than one hundred days before the meeting, ten days following any notice or publication of the meeting. The stockholder’s notice must comply with the requirements of our bylaws, which generally require that the notice set forth certain information that must be included concerning the stockholder’s proposal and ownership of our securities. The chairman of the meeting may refuse to acknowledge any matter not made in compliance with the advance notice procedures set forth in our bylaws. A copy of our bylaws may be obtained from the Corporate Secretary at our address set forth above.

PROPOSAL 1: ELECTION OF ELEVEN DIRECTORS
General
Our Board of Directors is currently composed of ten (10) members, but the Board has authorized the increase of the size of the Board to eleven (11) directors as of the Annual Meeting.
Our stockholders are being asked to consider eleven (11) nominees for election to our Board of Directors to serve for a one year term until the 2016 Annual Meeting of Stockholders.
Information Regarding the Nominees for Election
The Nominating and Governance Committee, which is comprised of Messrs. Blank, Hampel and Smith, recommended, and the Board of Directors determined, that it is in the best interest of the Company to nominate the eleven (11) directors listed below for election to the Board of Directors. We are not aware of any reason that any nominee will be unable or will decline to serve as a director. Each director elected at the 2015 Annual Meeting will have a term expiring at our next Annual Meeting, and each such director will remain in office until a successor has been duly elected and qualified or such director's earlier death, resignation, retirement, disqualification or removal. There are no arrangements or understandings between any of our directors or executive officers and any other person pursuant to which he or she is or was to be selected as one of our directors or officers. There are no family relationships among directors or executive officers of the Company.
Unless otherwise instructed, the proxy holders will vote the proxies received by them for the eleven (11) nominees named below, all but one of whom are currently our directors. Each nominee has consented to be named as a nominee in this Proxy Statement and to continue to serve as a director if elected. If any nominee becomes unable or declines to serve as a director or if additional persons are nominated at the 2015 Annual Meeting, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible (or, if new nominees have been designated by the Board of Directors, in such a manner as to elect such nominees), and the specific nominees to be voted for will be determined by the proxy holders.

Vote Required; Recommendation of the Board of Directors
If a quorum is present and voting, the eleven (11) nominees for directors will be elected by a plurality of the votes cast. Votes withheld from a nominee and broker non-votes will be counted for purposes of determining the presence or absence of a quorum but will have no legal effect on the election of directors once a quorum is present. See “Information Concerning Solicitation And Voting — Voting Procedures — How are broker non-votes and abstentions treated?”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” EACH OF THE NOMINEES TO SERVE AS A DIRECTOR.
All but one of the nominees for directors are current directors of the Company. Each member of our Board of Directors and each director nominee possess skills and experience which make them an important component of the Board as a whole. While consideration of the information presented below regarding each director and director nominee’s specific experience, qualifications, attributes and skills led our Board to the conclusion that she or he should serve as a director, we also believe that all of our directors and director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our Company and our Board.
All of the director nominees who serve as a current director have attended at least 75% of all Board meetings (including committee meetings) applicable to such director nominee. We have one new director nominee, Stephen Cornick, whose biography appears below. Mr. Cornick, age 47, if elected, would serve on the Audit and Technology Committees.

The following table sets forth summary information for each director nominee who serves as a current director as of the Record Date:

					Committees
Name	Age	Director Since	Position with Company	Independent	AC	CC	NGC	TC	Other Current Public Company Boards
Kathryn K. McCarthy	46	2013	Chairman, President and CEO
Matthew C. Blank	64	2010	Director	X		X	X
Matthew A. Carey	50	2010	Director	X	X			C
Thomas Coughlin	65	2011	Director	X				X
Peter A. Georgescu	76	2010	Director	X		C		X
Sir Ronald Hampel	83	2010	Director	X	X		X
Kenneth G. Langone	79	2011	Director; Former Chairman and CEO						Unifi, Inc.
Frank A. Riddick, III	58	2010	Director	X	C	X			World Wrestling Entertainment, Inc.
Eric Semler	47	2013	Director	X				X
Derek V. Smith	60	2010	Director*	X		X	C
Number of Committee Meetings					4	4	4	4
________________________________

*	Lead Director

AC	Audit Committee

CC	Compensation Committee

NGC	Nominating and Governance Committee

TC	Technology Committee

C	Chairman

Kathryn K. McCarthy has served on our Board of Directors and as our Chief Executive Officer and President since March 1, 2013, and Chairman of the Board since July 31, 2013. Prior to her promotion to CEO, Ms. McCarthy served as our Executive Vice President and Chief Financial Officer since January 2011. Prior to joining the Company, Ms. McCarthy spent 18 years at General Electric, Inc. As Vice President and CFO of GE Healthcare in London, UK, she contributed to delivering global growth, reducing costs and supporting mergers and acquisitions and integration activities. As Vice President of the GE Audit Staff, she led global audits and reported frequently to the audit committee and the board of directors. Previously, she was CFO of GE Transportation Systems and held leadership positions within GE Plastics in Europe and the US.
During her tenure at the Company, she has led efforts to increase brand awareness, expand GeekLabs exclusive product offerings, improve the site experience and upgrade technology, and expand to new channels, including wholesale and the ThinkGeek Solutions acquisition. Among other qualifications, Ms. McCarthy brings to the Board of Directors her financial and managerial experience as well as an in-depth knowledge of the Company’s business and operations.
Matthew C. Blank has served on our Board of Directors since January 2010. Mr. Blank is the Chairman and Chief Executive Officer at Showtime Networks Inc., having assumed that role in 1995. Prior to that, he served as Executive Vice President, Marketing, where he oversaw all of the networks' consumer marketing, creative services and public relations functions. Before joining Showtime Networks in 1988, Mr. Blank worked for Home Box Office Inc. for 12 years, departing as Senior Vice President of Consumer Marketing.
Mr. Blank is independent, and among other qualifications, he brings to the Board of Directors decades of service in the entertainment industry, with special knowledge and understanding of our target demographic consumer behavior and “pop culture.” He also provides expertise in corporate governance and compensation based on his years of serving as a CEO.

Matthew A. Carey has served on our Board of Directors since August 2010. Mr. Carey is Executive Vice President and Chief Information Officer for The Home Depot. Before joining The Home Depot in 2008, Mr. Carey served as Senior Vice President and Chief Technology Officer at eBay. Prior to joining eBay in 2006, Mr. Carey spent more than 20 years with Wal-Mart, where he was Senior Vice President and Chief Technology Officer. Mr. Carey also served on the board of directors of TransUnion from 2009 to 2012.
Mr. Carey is independent, and among other qualifications, he brings to the Board of Directors his experience with various global retail and digital-based companies. His extensive service as an executive technology officer at such companies provides him with the knowledge and leadership experience necessary to serve as Chairman of our Technology Committee.
Stephen Cornick is a new director nominee. Mr. Cornick is currently the Managing Member of Cornick Capital Management LLC, a software development and early stage investment and advisory firm.  Previously, from 2003-2010, he was a Managing Principal and a Director of Research for Halcyon Asset Management LLC. Prior to joining Halcyon, Mr. Cornick was the Vice President of Operations and Development for MessageOne, an enterprise email management service which he helped launch.  Mr. Cornick began his career at Credit Suisse First Boston as an analyst in the retail, apparel and textile industries group. He has served as a trustee of the Little Red School House and Elisabeth Irwin High School and currently serves as a director of EarlyShares.com, Inc., a debt and equity crowdfunding platform as well as an advisor to Shuttlecloud, a cloud data migration and management company.
Mr. Cornick is independent, and among other qualifications, he brings to the Board of Directors his extensive experience in finance as well as in the areas of technology, new media, and ecommerce.
Thomas Coughlin has served on our Board of Directors since August 2011 and served as a consultant to the Company for one year prior to his appointment to our Board of Directors. Mr. Coughlin spent a majority of his career with Wal-Mart, starting in 1979 in Wal-Mart’s security division, rising to Executive Vice President and Vice Chairman as a member of the company’s board of directors, stepping down in 2005.  During his tenure at Wal-Mart, he held positions in loss prevention, human resources, and operations and is widely recognized as a pioneer in leading the adoption of advanced information technologies, including radio frequency identifications, to transform business processes and operational efficiency in retail.  See “Involvement in Certain Legal Proceedings” below for information about legal proceedings to which Mr. Coughlin has been a party.
Mr. Coughlin is independent, and among other qualifications, he brings to the Board of Directors his years of expertise in the retail operations and management, which is of particular value to our business.
Peter A. Georgescu has served on our Board of Directors since August 2010. Mr. Georgescu is Chairman Emeritus of Young & Rubicam Inc., and served as that company’s Chairman and Chief Executive Officer from 1994 until his retirement in January 2000. Until May 2011, Mr. Georgescu served as a director of International Flavors & Fragrances. He has served on the board of directors of eight public companies, most recently Toys “R” Us, Inc., EMI Group PLC and Levi Strauss & Co., and chaired committees in each critical area: audit, nominating and governance and compensation. Mr. Georgescu continues to serve on the board of New York Presbyterian Hospital and several other not-for-profit organizations.
Mr. Georgescu is independent, and among other qualifications, he brings to the Board of Directors his extensive contributions in the marketing and advertising industry as well as his financial expertise through decades of service in the consumer products industry. In addition, Mr. Georgescu brings his significant prior experience as a director on boards of other publicly traded companies.
Kenneth G. Langone has served on our Board of Directors since July 2010; until July 31, 2013, he was Chairman of the Board. From August 2010 until February 2013, Mr. Langone served as Chief Executive Officer of the Company.  Mr. Langone is the founder and, since 1974, has been Chairman of the Board, Chief Executive Officer and President of Invemed Associates, LLC, a New York Stock Exchange firm engaged in investment banking and brokerage.  He is a co-founder of The Home Depot, Inc. and was a director and member of the executive committee of its board for 30 years. He has served on the board of Unifi, Inc. since 1969. He has also served as a director of YUM! Brands from 1997 to 2012, of ChoicePoint, Inc. from 2002 to 2008, and a director of General Electric Co. from 1999 to 2005.
Mr. Langone brings operating and management experience, including as chief executive officer of a financial services business, expertise in finance, strategic planning and business development and public company directorship and committee experience to the Company as a result of his professional experiences. Among other qualifications, Mr.

Langone's experiences provide the Board of Directors with, among other things, financial and strategic planning expertise important to the oversight of the Company’s financial reporting and business strategy implementation.
Sir Ronald Hampel has served on our Board of Directors since May 2011. Sir Ronnie has been Chairman of ISG (International Stadia Group), which provides forecasting and other consulting services to stadia and arenas, since January 2010. He previously spent 44 years with Imperial Chemical Industries PLC, a British chemical company, where he joined the board in 1985, became Chief Operating Officer in 1991, Chief Executive Officer in 1993 and was Chairman from 1995-1999. He was knighted in the 1995 New Year’s Honours. He was a Non-Executive Director of Powell Duffryn PLC from 1983-1988, of Commercial Union Plc from 1987-1995, of BAE SYSTEMS plc from 1989-2002, of Alcoa Inc. from 1995-2005, of TI Automotive from 2007-2009, an Advisory Director of Teijin (Japan) from 2000-2005, Chairman of United Business Media from 1999-2002, and Chairman of Templeton Emerging Markets Investment Trust from 2003-2007.
Sir Ronnie is independent, and among other qualifications, he brings to the Board of Directors decades of service in various industries, including sales, marketing and business forecasting, and corporate governance, which are of particular value to the Company. Sir Ronnie chaired the UK Committee on Corporate Governance formed in 1995 at the request of the then Government, the Bank of England, the London Stock Exchange and the CBI (Confederation of British Industry). The Hampel Committee established certain principles of governance emphasizing the need for full accountability of boards and full disclosure of governance issues, which are now attached to the listing rules of the London Stock Exchange.

Frank A. Riddick, III has served on our Board of Directors since August 2010. Mr. Riddick is currently the Chief Executive Officer of Shale-Inland Holdings, LLC, a privately held stainless steel, pipe valve and fitting supplier principally to the petrochemical and food industries. Prior to such role, Mr. Riddick was the Chairman and Executive Chairman of Shale-Inland. From March 2010 to February 2013, Mr. Riddick was the Chief Executive Officer of JMC Steel Group, a manufacturer of steel tubular, where he had been the Chief Operating Officer since August 2009. Prior to that, he was a consultant for TowerBrook Capital Partners LP, a New York and London based private equity firm from May 2008 to August 2009. Mr. Riddick was President and Chief Executive Officer of Formica Corporation, a manufacturer of surfacing materials, from January 2002 to April 2008. He also served as President and Chief Operating Officer of Armstrong World Industries, Inc. from February 2000 to November 2001 where he also was Chief Executive Officer of Triangle Pacific Corp., a wholly owned subsidiary of Armstrong. From March 1995 to February 2000, he was Chief Financial Officer of Armstrong. Mr. Riddick has previously served as Controller and Treasurer of Chicago-based FMC Corporation. Mr. Riddick also serves as a board member and chairman of the audit committee and member of the nominating and governance committee of World Wrestling Entertainment, Inc. and is a former director of GrafTech International Ltd, a manufacturer of graphite and carbon products. Mr. Riddick also serves on the board of visitors of the Fuqua School of Business at Duke University.

Mr. Riddick is independent, and among other qualifications, he brings to the Board of Directors decades of financial, executive and other operational experience. His extensive service as an executive financial officer with various companies provides him with the knowledge and leadership experience necessary to serve as Chairman of our Audit Committee.

Eric Semler has served on our Board of Directors since July 2013. Mr. Semler has served as the President and Portfolio Manager at TCS Capital Management, LLC since 2001; and Semler Fund Limited. Mr. Semler is the Founder of TCS Capital Management, LLC. He serves as the managing member of TCS Capital GP, LLC. He served as Managing Director of WaterView Advisors, L.L.C. Prior to TCS, Mr. Semler was employed at Georgica Advisors LLC in 1998. From 1997 to 1998, he was a principal in the media and communications group at Montgomery Securities. From 1994 to 1997, Mr. Semler was an associate at BT Wolfensohn. He began his career as a journalist for The New York Times. He serves as a director of Personal, Inc., and Van Cortlandt Park Conservatory.
Mr. Semler is independent, and among other qualifications, he brings to the Board of Directors financial and executive experience with various companies, particularly in the areas of technology, media, and ecommerce.
Derek V. Smith has served on our Board of Directors since August 2010 and has served as Lead Director since March 2011. Mr. Smith has been Chairman and Chief Executive Officer of the Institute of Global Prescience, an interdisciplinary non-profit research, education and service organization, from 2008. Mr. Smith also serves as the Chairman of the Game of Golf Institute. From 1997 until 2008, Mr. Smith was the Chairman and Chief Executive

Officer of ChoicePoint Inc., a data services provider and aggregation company. Mr. Smith serves on the board of directors for the Georgia Aquarium. He also is a minority owner of the Atlanta Falcons.
Mr. Smith is independent, and among other qualifications, he brings to the Board of Directors decades of service with various companies, particularly in the areas of technology and information processing, analysis, data protection all of which are important to our business. He has been involved with the creation of technology driven businesses including identity theft, and data management and protection.

No Family Relationships
No director has any family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer.
See “Corporate Governance” and “Executive Compensation — Board Compensation” below for additional information regarding the Board of Directors.
Involvement in Certain Legal Proceedings
In January 2006, Mr. Coughlin pleaded guilty to charges of wire fraud and filing a false federal tax return in connection with the submission of false expense reimbursements and improper ordering of Wal-Mart company gift cards during his prior service as an officer of Wal-Mart Stores, Inc. (where he also served as a director). The independent members of our Board of Directors were aware of the foregoing facts and unanimously determined that Mr. Coughlin’s continued service on our Board of Directors is in the best interest of the Company and its stockholders.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has selected KPMG LLP (“KPMG”), an independent registered public accounting firm, to audit our financial statements for fiscal year 2015, and based on this selection, our Board of Directors has unanimously recommended that stockholders vote for ratification of such appointment. Although action by stockholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by our stockholders. Notwithstanding the selection or ratification, the Audit Committee, in its discretion, may direct the appointment of new independent registered public accountants, at any time during the fiscal year, if the Audit Committee determines that such a change would be in the best interest of the Company and its stockholders. In the event of a negative vote or ratification, the Audit Committee may reconsider its selection.
Attendance at the Annual Meeting
The Board of Directors expects that representatives of KPMG LLP will be available in person and/or telephonically at the Annual Meeting, afforded the opportunity to make a statement if they desire to do so, and be available to respond to appropriate questions from stockholders.
Accounting Fees
The following table shows the Company's fees related to the audit and other services provided by KPMG LLP for the Company’s fiscal year ended December 31, 2014 and the fiscal year ended December 31, 2013:

	Fiscal Year
	2014	2013
Audit Fees(1)	$658,500	$475,000
Audit-Related Fees(2)	—	—
Audit and Related Fees	658,500	475,000
Tax Fees	—	—
All Other Fees	2,000	2,000
Total KPMG LLP Fees	$660,500	$477,000
(1) “Audit Fees” includes fees for professional services principally related to the integrated audits of the Company’s annual financial statements and internal control over financial reporting, reviews of the Company’s interim financial information and consultation on matters that arise during a review or audit, and reviews of SEC filings and statutory audit fees.
(2) “Audit-Related Fees” include fees which are for assurance and related services other than those included in Audit Fees.

Pre-approval Policies and Procedures
The Audit Committee has adopted a policy regarding non-audit services provided by KPMG LLP, our independent registered public accounting firm. First, the policy ensures the independence of our auditors by expressly naming all services that the auditors may not perform and reinforcing the principle of independence regardless of the type of service. Second, certain non-audit services such as tax-related services are permitted but limited in proportion to the audit fees paid. Third, the Chairman of the Audit Committee pre-approves, with subsequent ratification by the Audit Committee, non-audit services not specifically permitted under this policy and the full Audit Committee reviews the annual plan and any subsequent engagements. All of the services described above were approved by the Audit Committee pursuant to these pre-approval policies and procedures.
Vote Required; Recommendation of the Board of Directors
If a quorum is present and voting, the affirmative vote of holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote is needed to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm, to audit the consolidated financial statements of the Company for fiscal year 2015. Abstentions will have the effect of a vote “AGAINST” the ratification of KPMG as our independent registered public accounting firm. Broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2015.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and Section 14A of the Securities Exchange Act of 1934, as amended, we are providing our stockholders an opportunity to cast a vote to approve, on an advisory or non-binding basis, the compensation of our Named Executive Officers (“NEOs”) as disclosed in the “Executive Compensation” section of this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific NEO, but rather the overall compensation of all of our NEOs and the philosophy, policies and practices described in this Proxy Statement.
We have discussed in the Compensation Discussion & Analysis (“CD&A”) section how we have engaged our stockholders over the past year and how we have considered and addressed concerns in this area. In evaluating this year's “Say on Pay” proposal, we recommend that you review our CD&A. The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
We believe that the information we have provided above and within the Executive Compensation section of this Proxy Statement demonstrates that our executive compensation program was designed and administered appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term economic as well as stockholder value creation.
Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”
Vote Required; Recommendation of the Board of Directors
If a quorum is present and voting, the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote is required for advisory approval of this proposal. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION.

CORPORATE GOVERNANCE

Statement on Corporate Governance
We regularly monitor developments in the area of corporate governance. We continue to study the laws affecting corporate governance, including the rules proposed and promulgated by the SEC and the Financial Industry Regulatory Authority. We strive to implement corporate governance “best practices” as we deem appropriate.

Board of Directors
Our Board of Directors is currently composed of ten (10) directors, all of whom, except for Ms. McCarthy, are non-employee directors. The Board has authorized the increase of the size of the Board to eleven (11) directors as of the Annual Meeting. The independent members of our Board of Directors hold regular executive sessions.
Committees. The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Technology Committee. Each of our Audit, Nominating and Governance and Compensation Committees are comprised solely of independent directors as determined pursuant to the Marketplace Rules of the NASDAQ Stock Market LLC (“NASDAQ”). Each Committee reviews its mandate as legislative and regulatory developments and business circumstances warrant. Each of the Audit, Compensation, Nominating and Governance and Technology Committees conducted their annual reviews of their respective charters during fiscal year 2014. Charters for each of the Committees of our Board of Directors are available on our web site at: http://investors.geek.net/governance.cfm.
Independence of the Board of Directors.   As required under the Marketplace Rules of NASDAQ, a majority of the members of a listed company's board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our Board of Directors consults with our legal counsel to ensure that the Board of Directors’ determinations are consistent with all relevant securities and other laws and regulations regarding “independence of directors,” including those set forth in pertinent Marketplace Rules of NASDAQ as in effect, from time to time. The Board of Directors has determined that all of its members are “independent directors” as defined in the Marketplace Rules of NASDAQ, except Mr. Langone and Ms. McCarthy.
Leadership Structure of our Board of Directors. For several years, the Company has combined the roles of its principal executive officer and Chairman of the Board of Directors. Mr. Langone served in this dual capacity from August 2010 until March 1, 2013 and Ms. McCarthy has served in this dual role since becoming Chairman of the Board on July 31, 2013. We believe this leadership structure is appropriate given that the Company has had, since March 2011, Mr. Derek Smith serving as the Lead Independent Director. The Company believes that our overall structure results in an effective balancing of responsibilities, experience and independent perspective to meet the current corporate governance needs and oversight responsibilities of the Board.
In addition to the duties of all Board members, the specific responsibilities of the Lead Independent Director, Mr. Derek Smith, are to:

•	provide the Chairman of the Board with input as to the preparation of agenda for Board meetings;

•	provide leadership with respect to good governance practices;

•
provide the Chairman of the Board with input as to the quality, quantity, and timeliness of the flow of information from the Company’s management that is necessary for the independent directors to effectively and responsibly perform their duties;

•	preside over executive sessions of the Board; and

•	act as a liaison between the independent directors and the Chairman of the Board on sensitive issues.
Risk Oversight. The Board of Directors believes that evaluating how the Company manages various risks is an important area of oversight. In carrying out this critical responsibility, the Board has designated the Audit Committee with primary responsibility for overseeing enterprise risk management. The Audit Committee is assisted by the Risk Oversight Committee, consisting of key members of management including the Company’s Chief Financial Officer and the General Counsel. The Risk Oversight Committee reviews the Company’s key business risks and how these risks could affect the Company, including operational, financial, legal, business resources, information technology, security, privacy, investment and liquidity, and strategic and reputational risks. The Risk Oversight Committee reports periodically to the Audit Committee, and the Audit Committee makes periodic reports to the Board. These reports from the Risk Oversight Committee enable the Audit Committee and the Board to better understand the Company’s risk identification, risk management and risk mitigation strategies and to coordinate the risk oversight role, particularly with respect to risk interrelationships. As part of its charter, each of the Board of Directors and the Audit Committee discusses our policies with respect to risk assessment and risk management and reviews, at least annually, the Company’s risk management assessment, including the Company’s investment policies.
Contacting the Board of Directors.   Any stockholder who desires to contact our Chairman of the Board of Directors or the other members of our Board of Directors may do so electronically by sending an email to the following address: ir@geek.net. Alternatively, a stockholder can contact our Chairman of the Board of Directors or the other members of the Board of Directors by writing to: Board of Directors, c/o Chairman of the Board of Directors, Geeknet, Inc., 11216 Waples Mill Road, Suite 103, Fairfax, VA 22030. Communications received electronically or in writing will be reviewed by the Company’s General Counsel and distributed to the Chairman of the Board of Directors or the other members of the Board of Directors as appropriate, depending on the facts and circumstances outlined in the communication received.
Attendance at Annual Stockholder Meetings by the Board of Directors.   The Company has not adopted a formal policy regarding attendance by members of the Board of Directors at the Company’s annual meeting of stockholders. The Company’s informal policy is that it encourages, but does not require, directors to attend. All of the directors attended the Company’s 2014 Annual Meeting of Stockholders.

Meetings of the Board of Directors and Committees
Our Board of Directors held a total of four (4) meetings and four (4) executive sessions during fiscal year 2014. No director serving throughout fiscal year 2014 attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the Committees of the Board of Directors upon which such director served.
Audit Committee. At December 31, 2014, the Audit Committee consisted of Messrs. Carey, Hampel, and Riddick, each of whom is “independent” within the meaning set forth in the rules of the SEC and the Marketplace Rules of NASDAQ. Our Board of Directors has determined that Mr. Riddick serves as the Chairman of the Audit Committee and qualifies as the “audit committee financial expert” as that term is defined in Item 407(d) of Regulation S-K of the Exchange Act. The Audit Committee reviews our internal accounting procedures and consults with, reviews the services provided by and selects our independent registered public accountants. In particular, the Audit Committee is responsible for overseeing the engagement, independence, and services of our independent auditors. The Audit Committee also serves to: (i) act as an independent and objective party to monitor our financial reporting process and internal control system; (ii) review and appraise the audit efforts of our independent auditors; (iii) evaluate our quarterly and annual financial performance as well as our compliance with laws and regulations; (iv) oversee management’s establishment and enforcement of financial policies and business practices; and (v) provide an open avenue of communication among the independent auditors, financial and senior management, counsel and the Board of Directors. The Audit Committee held four (4) meetings during fiscal year 2014.
Compensation Committee. At December 31, 2014, the Compensation Committee consisted of Messrs. Blank, Georgescu, Riddick, and Smith, each of whom is “independent,” as such term is defined by the Marketplace Rules of NASDAQ. Mr. Georgescu serves as the Chairman of the Compensation Committee. The Compensation Committee reviews and recommends to the Board of Directors the salaries, incentive compensation and benefits of our officers and employees and oversees our stock, bonus and employee benefit plans. The Compensation Committee held four (4) meetings during fiscal year 2014.
Nominating and Governance Committee. At December 31, 2014, the Nominating and Governance Committee consisted of Messrs. Blank, Hampel, and Smith, each of whom we determined was “independent,” as such term is defined by the Marketplace Rules of NASDAQ, at that time. Mr. Smith serves as Chairman of the Nominating and Governance Committee and also as the Lead Independent Director. The Nominating and Governance Committee held four (4) meetings during fiscal year 2014.
The Nominating and Governance Committee identifies and evaluates qualified individuals who may become directors, determines the composition of the Board of Directors and its Committees and monitors the process to assess the effectiveness of the Board of Directors. The Nominating and Governance Committee considers nominees proposed by a number of sources, including management and stockholders. To recommend a prospective nominee for the

Nominating and Governance Committee’s consideration, stockholders should submit the candidate’s name and contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years and evidence of the nominating person’s ownership of Geeknet, Inc. Common Stock to the Company’s General Counsel in writing at the following address: Geeknet, Inc., 11216 Waples Mill Road, Suite 103, Fairfax, VA 22030.
The consideration of any candidate for director will be based on the Nominating and Governance Committee’s assessment of the individual’s background, experience, skills and abilities, and if such characteristics qualify the individual to fulfill the needs of the Board of Directors at that time. In evaluating director candidates, the Committee assesses the Board’s overall composition in light of the Company’s current and expected structure and business needs, in order to assure that the Board has the appropriate combination and diversity of experience, knowledge, skills, backgrounds and viewpoints, as well as other qualifications, to carry out effectively the Board’s responsibilities. With regard to candidates who are properly recommended by stockholders or by other means, the Nominating and Governance Committee will review the qualifications of any such candidate, which review may, in the Nominating and Governance Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Nominating and Governance Committee deems necessary or proper. The Committee also addresses succession planning for the management of the Company.
Technology Committee. At December 31, 2014, the Technology Committee consisted of Messrs. Carey, Coughlin, Georgescu, and Semler. Mr. Carey serves as Chairman of the Technology Committee. The Technology Committee reviews, approves, and recommends technology platform and personnel issues to ensure the Company is appropriately addressing trends in the industry. The Technology Committee held four (4) meetings during fiscal year 2014.
Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. Since the formation of our Compensation Committee, none of its members has been an officer or employee of the Company. None of the Company’s executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a member of our Board of Directors or Compensation Committee during the fiscal year 2014.
Compensation Practices as They Relate to Risk Management
The Compensation Committee believes that the Company’s executive compensation program does not encourage our management to take unreasonable risks relating to our business, particularly in light of the following factors:

•	our use of compensation tools which provide a balance of long- and short-term incentives with fixed and variable components;

•	the cap on awards to limit windfalls; and

•
our practice of utilizing results-oriented performance as one of several factors considered in assessing the contributions of a particular executive and the overall compensation payable to that executive.

The Compensation Committee has also reviewed the Company’s compensation programs for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company.
The Compensation Committee reviewed our compensation programs, including executive compensation and major broad-based compensation programs for all employees. Based on that review, the Compensation Committee determined that our compensation programs do not, individually or in the aggregate, encourage executives or employees to undertake unnecessary or excessive risks that are reasonably likely to have a material adverse effect on us.

Employee Matters
In October 2002, we adopted a Code of Business Conduct and Ethics, updated and revised in July 2014 (the “Code of Conduct”), which has been executed by all of the Company’s employees and directors and is reviewed and acknowledged on an annual basis. Our Code of Conduct is available on our website at http://investors.geek.net/governance.cfm.
We require all employees and directors to adhere to the Code of Conduct in addressing the legal and ethical issues encountered in conducting their work. Employees and directors are required to report to our General Counsel any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct.
In accordance with the Sarbanes-Oxley Act of 2002 and rules promulgated thereunder by the SEC, the Audit Committee has established procedures to receive, retain and treat complaints received by us or the Audit Committee regarding accounting, internal accounting controls or auditing matters and to allow for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. We are monitoring developments in this field and, if necessary or appropriate, will adopt new procedures consistent with new legislation or regulations.

Other Matters
Disclosure.   We have established a Disclosure Committee comprised of certain senior executives and managers to specify, coordinate and oversee the review procedures that we use each quarter to prepare our periodic SEC filings.
Equity Plans.   Our standard practice is to obtain stockholder approval before implementing equity compensation plans. From time to time, we may also grant equity awards outside of our established equity plans to new executives as an inducement material to their entering into employment with us, as permitted by NASDAQ rules.

EXECUTIVE OFFICERS

Executive Officers as of the Record Date
The name, age, position and a brief account of the business experience of our executive officers as of the Record Date are set forth below:

Name	Age	Position
Kathryn K. McCarthy	46	President, Chief Executive Officer
Julie A. Pangelinan	51	Executive Vice President, Chief Financial Officer
Kathryn K. McCarthy – biography appears above.
Julie A. Pangelinan has served as Executive Vice President, Chief Financial Officer since August 12, 2013. From July 2011 until March 2013, she served as the Chief Financial Officer for Interstate Hotels and Resorts, Inc. From June 2009 until January 2011, she served as the Chief Financial Officer of Sunrise Senior Living Inc. (“Sunrise”) and also served as its Treasurer. She served as the Chief Accounting Officer of Sunrise from April 2006 to May 2009. Ms. Pangelinan served as Vice President of Accounting Policy at Marriott International, Inc., from April 2003 to April 2006 and as Senior Director of Accounting Policy from August 2000 to May 2003. Ms. Pangelinan started her career in public accounting with positions of increasing responsibility, including making partner in 1999 at BDO Seidman, LLP. Ms. Pangelinan is a Certified Public Accountant and is a Member of the American Institute of Certified Public Accountants.
Named Executive Officers
For purposes of this Proxy Statement, our named executive officers (“NEOs”) are:

•	Kathryn K. McCarthy, our current President, Chief Executive Officer and Chairman of our Board of Directors;

•	Julie A. Pangelinan, our current Executive Vice President, Chief Financial Officer; and

•	Kirk L. Somers, who served as our former Executive Vice President, General Counsel and Chief Administrative Officer during the early part of the 2014 fiscal year and resigned on June 20, 2014.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Respectfully Submitted By:
MEMBERS OF THE COMPENSATION COMMITTEE
Peter A. Georgescu, Chairman
Matthew C. Blank
Frank A. Riddick, III
Derek Smith

COMPENSATION DISCUSSION AND ANALYSIS
Overview of Compensation Program and Philosophy
Our Named Executive Officers, as determined under the rules of the Commission (collectively, the “NEOs”), for 2014 consist of our Chief Executive Officer (Kathryn K. McCarthy) and our Chief Financial Officer (Julie A. Pangelinan), as well as our former Chief Administrative Officer and General Counsel (Kirk L. Somers). The Company has designed its executive compensation program and philosophy to attract, motivate and retain talented executives responsible for the success of the Company. With this in mind, Geeknet strives to set its compensation programs within the appropriate competitive framework and based on a compensation philosophy of “pay for performance” that depends on the achievement of overall financial results by executives and employees. Within this overall philosophy, Geeknet’s objectives are to:

•
Motivate executive officers to achieve quantitative financial and qualitative non-financial goals and create a direct, meaningful link between achievement of these goals and individual executive compensation;

•
Align the financial interests of executive officers with those of Geeknet’s stockholders by providing significant equity-based, long-term incentives in the form of restricted stock units and/or stock options, while carefully considering both stockholder dilution and financial accounting compensation expense;

•	Offer a total compensation program that takes into consideration the executive compensation practices of a specifically identified peer group of companies, including competitors of Geeknet; and

•	Align total stockholder returns with the total compensation packages for Geeknet’s NEOs.
The Compensation Committee uses these objectives as a guide in establishing the compensation programs, practices and packages offered to Geeknet’s NEOs and in assessing the proper allocation between long- and short-term incentive compensation and cash and non-cash compensation. However, the Compensation Committee does not have a pre-established policy or target for the allocation between long- and short-term incentive compensation or for cash and non-cash compensation.
Role and Authority of Our Compensation Committee
The current members of the Compensation Committee are Peter A. Georgescu (Chair), Matthew Blank, Frank A. Riddick, III, and Derek Smith. Each of these individuals qualifies as (i) an “independent director” under the Marketplace Rules of NASDAQ, (ii) a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code.
The Company’s Board of Directors created the Compensation Committee to carry out the Board of Directors’ responsibilities to: (i) oversee Geeknet’s compensation policies, plans and benefits programs; (ii) oversee the compensation of Geeknet’s Chief Executive Officer and other executive officers (including officers reporting under Section 16 of the Securities Exchange Act of 1934); (iii) evaluate and approve the executive officer compensation plans, policies and programs of Geeknet; and (iv) oversee the design of Geeknet’s equity compensation and incentive plans. The Compensation Committee reviews and establishes the executive compensation packages offered to the Company’s Chief Executive Officer and other NEOs. In doing so, the Compensation Committee is responsible for ensuring that such packages are consistent with the Company’s compensation program and philosophy.
The Compensation Committee has adopted a written charter approved by the Board of Directors, which is available on Geeknet’s website at the “Corporate Governance” page, with URL http://geek.net/governance.cfm.
The Compensation Committee’s responsibilities are discussed in detail in the charter and include:

•
Reviewing and approving: (i) the annual base salary; (ii) the annual incentive bonus plans, including specific goals and amounts; (iii) equity compensation; (iv) employment agreements, severance arrangements and change in control arrangements; and (v) any other benefits or compensation arrangements for the Company’s Chief Executive Officer and other NEOs;

•
Reviewing and approving corporate goals and objectives relative to the compensation of the Company’s Chief Executive Officer and NEOs, evaluating their performance in light of these and other factors related to the performance of Geeknet, including the accomplishment of Geeknet’s long-term business and financial goals; and

•	Overseeing the design of Geeknet’s equity compensation and executive incentive plans and acting as the administrator of such plans for all employees.
The Compensation Committee has the final decision-making authority with respect to the compensation of the Company’s NEOs. In carrying out its responsibilities, the Compensation Committee may engage outside consultants and/or consult with Geeknet’s Human Resources department as the Compensation Committee determines to be appropriate. The Compensation Committee may obtain advice and assistance from internal or external legal, accounting or other advisers selected by the Compensation Committee.
Role of Executive Officers in Compensation Decisions
The Compensation Committee may on occasion meet with the Company’s Chief Executive Officer to obtain recommendations with respect to the compensation programs, practices and packages for the Company’s NEOs. The Compensation Committee considers, but is not bound to and does not always accept, recommendations from the Chief Executive Officer. The Company’s Chief Executive Officer and other executive officers or employees sometimes attend the Compensation Committee’s meetings, but they leave the meetings as appropriate when the Compensation Committee intends to meet independently. The Compensation Committee would make any such decisions with respect the Chief Executive Officer’s compensation package, if any, without her being present at the applicable meetings.
For fiscal year 2014, the Compensation Committee approved the following group of peer companies for use in conducting director and officer compensation analyses. These peer companies were intended to reflect Geeknet’s size, strategy, and business. The following companies are collectively referred to herein as the “Peer Companies”:

1-800-Flowers.com, Inc.	Overstock.com, Inc.
Blue Nile, Inc.	PetMed Express, Inc.
Cafe Press, Inc.	Shutterfly, Inc.
Coastal Contacts, Inc.	U.S. Auto Parts Network, Inc.
Gaiam, Inc.	Vitacost.com, Inc.
Because each of the Peer Companies was traded on the NASDAQ Global Market as of January 1, 2014, data on the compensation practices of the fiscal year 2014 Peer Companies generally was gathered through publicly available information. These companies are reviewed annually to determine that they are appropriate for inclusion in the Company’s peer group.
Say on Pay and Say When on Pay
At our Annual Meeting of Stockholders held on May 10, 2011, we held an advisory vote on executive compensation and an advisory vote on the frequency of future executive compensation advisory votes. A majority of stockholders voted in favor of the Company’s executive compensation and in favor of providing stockholders with an advisory vote on future executive compensation on an annual basis. In light of the voting results and other factors, the Board determined to provide stockholders with an advisory vote on future executive compensation every year. Accordingly, the next advisory vote on executive compensation will occur at the Annual Meeting to be held in 2015.
At our 2014 Annual Meeting of Stockholders, our executive compensation program received the support of approximately ninety-eight percent (99%) of the votes cast on the say-on-pay proposal. The Compensation Committee has considered the results of this vote and views this outcome as evidence of stockholder support of its executive compensation decisions and policies. Accordingly, the Compensation Committee has substantially maintained its executive compensation policies for 2015. As noted under “Proposal 3 — Advisory Vote on Executive Compensation,” the Compensation Committee will continue to review stockholder votes on our executive compensation and determine whether to make any changes to the program in light of the results.
Components of Compensation
The principal components of Geeknet’s NEO compensation include:

•	Base salary;

•	Variable incentive cash bonus awards;

•	Long-term equity-based incentive awards;

•	Severance and/or change of control protection;

•	Retirement benefits provided under a 401(k) plan; and

•	Generally available benefit programs.
The Compensation Committee selected these components because it believes each is necessary to help Geeknet attract and retain the executive talent on which its success depends. These components allow Geeknet to reward performance throughout the fiscal year and to provide an incentive for executives to appropriately balance their focus on short-term and long-term strategic goals. The Compensation Committee believes that this set of components is effective and will continue to be effective in achieving the objectives of its compensation program and philosophy.
The Compensation Committee reviews the Company’s executive compensation program at least annually. The Compensation Committee compares each executive officer's base salary, target total cash, and total target long-term equity-based compensation value to amounts paid for similar positions at peer group companies. In prior fiscal years, the Compensation Committee generally set target compensation for executives within a reasonable range of the median (50th percentile) of peer group companies. While the Compensation Committee believes that the market median is a useful reference point, the Compensation Committee has decided not to set compensation components to meet specific benchmarks for the 2015 fiscal year. Rather, the Compensation Committee reviews both compensation and performance to inform its decision making process, so that it can set total compensation levels that it believes are commensurate with the Company's scope and performance. The Compensation Committee's executive compensation determinations are subjective and based on the Compensation Committee's business judgment which is informed by the experiences of the members of the Compensation Committee as well as peer group data and when applicable, independent executive compensation consultants. The Compensation Committee may at any time review one or more components as necessary or appropriate to ensure such components remain competitive and appropriately designed to reward performance.
Base Salary and Variable Incentive Awards
Base Salary. Geeknet provides base salary to its NEOs and other employees to compensate them for services rendered on a day-to-day basis during the fiscal year. As described above, the Compensation Committee reviews information provided by outside consultants and survey data with respect to similarly-situated individuals at peer companies to assist it in determining base salary for each NEO. In addition, the Compensation Committee considers each NEO’s experience, skills, knowledge, responsibilities and performance. For newly hired NEOs, the Compensation Committee considers the base salary and variable incentive compensation of the individual at his or her prior employment and any unique personal circumstances that motivated or resulted in the executive to leave his or her prior position and join Geeknet.

The Compensation Committee typically reviews NEO base salaries in the first quarter of each fiscal year. Increases in base salary are considered within the context of the Company’s overall annual merit increase budget before specific individual and market competitive factors are considered. The Compensation Committee does not apply specific formulas to determine increases. In fiscal year 2014, the annualized base salaries for our NEOs were as follows:

Named Executive Officers	Annualized Salary	Bonus Target
Kathryn K. McCarthy	$400,000	40%
Julie A. Pangelinan	$350,000	30%
Kirk L. Somers	$325,000	30%

Performance-Based Cash Incentive Bonus. The Company offers cash incentive bonus programs for NEOs, management and other key employees. These programs are designed to provide cash incentives to, and reward the efforts of, NEOs in maximizing the short- and long-term financial performance of the business.
On February 20, 2014, the Compensation Committee approved the Company’s Short-Term Incentive Plan (the "bonus plan") with specific criteria for 2014.
2014 Fiscal Year Performance Criteria. Under the 2014 bonus plan, the Compensation Committee decided to make the payment of annual cash awards for the NEOs dependent on three independent components with the following weightings: revenue (32.5%), Adjusted EBITDA (as defined in the bonus plan) (32.5%) and personal performance (35%). For the revenue and Adjusted EBITDA components, the Company must achieve at least 90% of the Company’s budgeted performance for revenue and Adjusted EBITDA, as applicable, for the 2014 fiscal year. If either the revenue or Adjusted EBITDA component is met at between 90% and 100% of budget, the payout for that component would be 80% of target bonus. If either the revenue or Adjusted EBITDA component is met at 100% or more of budget, the payout for that component would be 100% of target bonus. The personal performance component would be paid out based on the percent of personal goals accomplished by the individual. The Compensation Committee may in its discretion reduce any component of a bonus awarded to an individual.
2014 Fiscal Year Actual Performance. For the fiscal year ended December 31, 2014, the Company did not achieve 90% of either of the annual revenue budget or the Adjusted EBITDA target and consequently no payout was owed based on those components. Ms. McCarthy and Ms. Pangelinan were only eligible to receive their target bonus based on the personal performance component. The maximum bonus, as a percentage of salary paid in 2014, available to each executive officer of the Company under the 2014 bonus plan were as follows: Ms. McCarthy – 14%; and Ms. Pangelinan – 11%.
The Compensation Committee determined that each executive officer of the Company earned the following bonuses, as a percentage of salary paid in 2014, under the 2014 bonus plan for the fiscal year ended December 31, 2014: Ms. McCarthy – 4%; and Ms. Pangelinan – 8%.
2015 Fiscal Year Performance Criteria. On March 11, 2015, the Compensation Committee approved the bonus criteria for 2015 under the bonus plan. Instead of three (3) components as was the case in the 2014 fiscal year, the criteria for 2015 is measured on four (4) components – revenue, Adjusted EBITDA and personal performance, with the addition of a fourth gross margin metric.
2015 Payout Structure. For the NEOs, each of the four components shall be weighed at 25%. The Company, as a whole, must achieve at least 90% of the forecasted revenue and/or at least 85% of the forecasted Adjusted EBITDA or gross margin percentage reflected in the 2015 budget in order to receive a payout on any of these components. Depending on the Company’s performance, the payout for each component shall be as follows:

PAYOUT AS %-AGE OF PERFORMANCE	<85/90% (as applicable)	85 - 99%	90 - 99%	100 - 109%	> or = 110%
Revenue	0%	N/A	80%	100%	120%
Adjusted EBITDA	0%	80%	N/A	100%	120%
Gross Margin	0%	80%	N/A	100%	120%
Personal Performance	This component will be paid out based on the percent of personal goals accomplished by the individual and cannot exceed 100%.

Generally Available Benefit Programs
Our executive officers, including our NEOs, are generally offered the same employee benefits offered to all U.S.-based full-time employees, as summarized in the following table:

Benefit	All Full-Time U.S. Based Employees	Executive Officers
Accidental Death & Dismemberment	☒	☒
Employee Discount	☒	☒
Employee Stock Purchase Plan(1)	☒	☒
Gym Membership(2)	☒	☒
Health Insurance	☒	☒
Life Insurance	☒	☒
Long-Term Disability	☒	☒
401(k) Matching Program(3)	☒	☒
Short-Term Disability	☒	☒
(1) Commencing in June 2012, employees of the Company have the opportunity to purchase shares of Geeknet. Inc. Common Stock (“GKNT Stock”) at a 5% discounted rate using after-tax payroll deductions.
(2) Commencing in January 2012, employee benefits include reimbursement of $17.50 per month for membership to XSport Fitness, a gym in the Northern Virginia area. Employees are responsible for paying their portion of the monthly fees, as well as health and welfare programs.
(3) Commencing in January 2012, Geeknet established a 401(k) match program whereby the Company matches 100% of the first 2% of a full-time employee's per pay period compensation contribution and 50% of the next 2% of such full-time employee's per pay period compensation, for a total Company match of up to 3% per pay period of an employee's salary contribution to his/her 401(k) plan. Such matches vest immediately.

Long-Term, Equity-Based Incentive Awards
The goal of Geeknet’s long-term equity-based incentive program is to align the interests of its NEOs with Geeknet’s stockholders and to provide each NEO with an incentive to manage Geeknet from the perspective of an owner with an equity stake in the business. The Compensation Committee determines the size of long-term, equity-based incentives based on each executive’s position within Geeknet and seeks to set a level that will create a meaningful opportunity for stock ownership. In addition, the Compensation Committee takes into account an individual’s recent performance, his or her potential for future responsibility and promotion, the number of unvested equity awards already held by each individual and comparable awards made to individuals in similar positions with the selected peer companies. The relative weight given to each of these factors varies among individuals at the Compensation Committee’s discretion.
In reviewing and analyzing the awards made to similarly situated individuals at the fiscal year 2014 Peer Companies, the Compensation Committee compares:

•	The number of shares subject to awards granted to an individual in a given role or position;

•
The number of shares owned, the number of option shares and/or restricted stock granted by role or position as a percentage of total shares owned, option shares granted and restricted stock awards of total common shares outstanding;

•	The fair value of the grant determined in a manner consistent with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718; and

•	The individual’s vested and unvested equity positions.

On a total Company basis, when appropriate, the Compensation Committee also analyzes:

•	The number of shares used by a company during the year with respect to new equity awards (i.e., burn rates);

•	The number of shares subject to outstanding equity awards relative to the total number of shares issued and outstanding (i.e., issued equity overhang); and

•	The number of shares subject to outstanding equity awards and available for future grants relative to the total number of shares issued and outstanding (i.e., total equity overhang).
We believe these comparisons provide important additional context for comparing the competitive level of our equity based compensation practices versus the market.
We have historically used a mix of restricted stock or restricted stock units (“RSUs”) and stock options. In fiscal year 2014, Ms. Pangelinan received an additional equity grant of RSUs for her performance. The economic value was determined based on NASDAQ closing price of the Company’s common stock on the date of the grant. RSUs and options vest in equal parts over three years on the anniversary of the grant (one-third each year).
Change of Control and Severance Agreements
We have entered into employment agreements with each of our NEOs that provide for up to six (6) months' severance upon a termination of employment without cause and, in the case of Ms. McCarthy, enhanced severance and benefits in the event of certain terminations of employment in connection with a change in control. For a summary of the severance benefits under these employment agreements, please see “Executive Compensation — 2014 Potential Payments upon Termination or Change of Control.”
Clawback Policy
Equity awards and bonuses paid to our senior executives and officers are subject to the Executive Incentive Compensation Recoupment Policy established by our Board of Directors.  The Board revised this policy as of February 2015. Under this revised policy, if the Company is required to prepare an accounting restatement for any fiscal quarter or year due to the material noncompliance of the Company with any financial reporting requirement, and the Board of Directors determines that the conduct of any person who was a senior executive or executive officer of the Company at the time of the conduct (an “Affected Officer”) contributed to the noncompliance which resulted in the obligation to restate the Company's financial statements, then the Board of Directors (1) may require the Affected Officer to repay to the Company all or part of any bonus received by the Affected Officer that was calculated based on the financial statements that were subsequently restated and (2) shall require the Affected Officer to repay to the Company certain profits realized from the sale of securities based on a price per share determined to be appropriate by the Board in its discretion to reflect what the Company’s common stock price would have been if the restatement had occurred prior to such sales.
Accounting and Tax Considerations
Geeknet generally takes into consideration the accounting and tax effect of each component of compensation when establishing the compensation programs, practices and packages offered to Geeknet’s executive officers and aims to keep the compensation expenses associated with such programs, practices and packages within reasonable levels and an established budget.
Compliance with Section 162(m) of the Internal Revenue Code
Geeknet has considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to its executive officers. Section 162(m) of the Internal Revenue Code precludes publicly-held companies from deducting certain compensation paid to executive officers in excess of $1 million in a year. Performance-based compensation is not subject to the limits on deductibility of Section 162(m) of the Internal Revenue Code, provided such compensation meets certain requirements, including stockholder approval of material terms of compensation.
The Compensation Committee strives to provide our NEOs with compensation programs that will preserve the tax deductibility of compensation paid by Geeknet, to the extent reasonably practicable and to the extent consistent with Geeknet’s other compensation objectives. The Compensation Committee believes, however, that stockholder interests are best served by not restricting the Compensation Committee’s discretion and flexibility in structuring compensation programs, even though such programs may result in certain non-deductible compensation expenses.

EXECUTIVE COMPENSATION
The following tables set forth compensation earned by: (i) the Company’s principal executive officer (PEO); (ii) the Company’s principal financial officer (PFO); (iii) the three (3) most highly compensated executive officers, if any, other than the PEO and the PFO, in fiscal year 2014.
Summary Compensation Table

	Fiscal			Stock	Option	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Awards(2)	Compensation(3)		Total
Kathryn K. McCarthy	2014	$400,000	$16,800	$—	$—	$7,800		$424,600
President, Chief Executive Officer	2013	$400,000	$61,000	$—	$—	$9,583		$470,583
	2012	$400,000	$72,000	$—	$—	$10,000		$482,000
Julie A. Pangelinan	2014	$350,000	$27,563	$37,410	$—	$8,010		$422,983
Executive Vice President, Chief Financial Officer	2013(4)	$136,631	$22,000	$80,014	$51,988	$2,627		$293,260
Kirk L. Somers	2014(5)	$155,114	$—	$—	$—	$32,544	(6)	$187,658
Former Executive Vice President, General Counsel and Chief Administrative Officer	2013(7)	$268,576	$42,000	$40,012	$26,186	$69,272	(8)	$446,046
(1)    The amounts shown reflect the aggregate grant date fair value of stock awards as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”) for the fiscal year of the respective grant of such award. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the respective year of such grant. These amounts may not correspond to the actual value recognized by the NEOs.

(2)    The amounts shown reflect the aggregate grant date fair value of option awards as computed in accordance with FASB ASC Topic 718 for the fiscal year of the respective grant of such award. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the respective year of such grant. These amounts may not correspond to the actual value recognized by the NEOs.

(3) “All Other Compensation” includes the 401(k) matching contribution and gym membership if applicable made by the Company for each of the NEOs.
(4) Ms. Pangelinan joined the Company on August 12, 2013.
(5) Mr. Somers resigned effective June 20, 2014.
(6) Mr. Somers’ “other compensation” also consists of a pay-out of his accrued vacation of $8,906 and salary continuation of $18,636 following his resignation.
(7) Mr. Somers joined the Company on March 1, 2013.
(8) Mr. Somers’ “other compensation” also consists of $62,366 of travel expenses related to commuting from Atlanta, GA to Fairfax, VA.
Grants of Plan-Based Awards

The following table presents information concerning the grant of an award made to an NEO in fiscal year 2014 under the 2007 Equity Incentive Plan:

NEO*	Grant Date	All Other Stock Awards: Number of Shares of Stock(1)	All Other Stock Options: Number of Securities Underlying Options	Option Exercise Price	Grant Date Fair Value of Stock and Option Awards
Julie A. Pangelinan Executive Vice President, Chief Financial Officer	June 30, 2014	3,000	—	$—	$37,410

(1)	Such grants vest ratably over a three (3) year period on the anniversary of the date of grant.
*NEOs not included in this table did not receive any award grants in fiscal year 2014 under the 2007 Equity Incentive Plan.

Outstanding Equity Awards at 2014 Fiscal Year End
The following table presents information concerning stock options and RSUs held by each NEO as of the end of fiscal year 2014.

	Options Awarded				Stock Awarded
NEO*	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Julie A. Pangelinan Executive Vice President, Chief Financial Officer	2,665	5,329	$16.68	August 30, 2023	6,198	$51,319
*NEOs not included in this table did not have any unexercised options or stock awards outstanding as of the end of fiscal year 2014.

Option Exercises and Stock Vested
During fiscal year 2014, certain of the NEOs had stock awards that vested, but none of the NEOs exercised option awards. The following table presents information concerning the aggregate number of shares that vested under stock awards during fiscal year 2014 for each of the NEOs.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1)	Value Realized on Award Vesting ($)
Kathryn K. McCarthy President, Chief Executive Officer	26,041	$480,456
Julie A. Pangelinan Executive Vice President, Chief Financial Officer	1,599	$17,669
Kirk L. Somers Former Executive Vice President, General Counsel and Chief Administrative Officer	903	$12,660
(1) Certain of these shares were surrendered to cover the tax liability for the release of such vested amounts.

2014 Potential Payments upon Termination or Change of Control
Set forth below is a description of the plans and agreements that could have resulted in potential payouts to the NEOs if they had been terminated without cause and/or a Change of Control of the Company had taken place on December 31, 2014 (the last day of the Company’s fiscal year 2014).
Kathryn K. McCarthy
On December 14, 2010, the Board of Directors of the Company approved the adoption of a Change of Control and termination benefits for Ms. McCarthy and authorized the Company to enter into an agreement with Ms. McCarthy to reflect the following benefits:
If Ms. McCarthy’s employment is terminated by the Company at any time for any reason not deemed by the Company to be for Cause, death or disability, whether or not it follows a Change of Control, then, in addition to receiving all accrued and then unpaid salary and vacation, Ms. McCarthy will be entitled to receive: (i) compensation equal to six (6) months ($200,000) of her annual base salary in the form of salary continuation; and (ii) six (6) months of reimbursement for COBRA health benefits coverage ($0) (Ms. McCarthy waived her right for COBRA health benefits coverage).
The awarding of any the above described benefits will be contingent upon Ms. McCarthy entering into a separation and release of claims agreement prepared by the Company.

Julie A. Pangelinan
On August 12, 2013, the Company entered into an employment agreement with Ms. Pangelinan that includes the following benefits:
If Ms. Pangelinan’s employment is terminated by the Company for any reason not deemed by the Company to be for Cause, death or disability after the first anniversary of the commencement of her employment, she will be entitled to receive, in addition to receiving all accrued and then unpaid salary and vacation: (i) compensation equal to six months ($175,000) of her annual base salary in the form of salary continuation; and (ii) six (6) months of reimbursement for COBRA health benefits coverage ($10,047).
The awarding of any the above described benefits will be contingent upon Ms. Pangelinan entering into a separation and release of claims agreement prepared by the Company. Ms. Pangelinan’s severance terminates if she enters into new employment while receiving severance.
Kirk L. Somers
On June 20, 2014, Mr. Somers resigned from the Company, and the Company entered into a separation agreement with Mr. Somers. In addition to receiving all accrued and unpaid salary and vacation, in exchange for a mutual release of claims and entering into a three month covenant not to compete, the Company paid Mr. Somers: (i) compensation of $18,636 in the form of salary continuation; and (ii) one month of reimbursement for COBRA health benefits coverage ($2,068).

Definitions for Change of Control and Severance Agreement Disclosures:
For the purposes of the descriptions of the change and control and severance arrangements set forth above, the terms set forth below have the following meanings:
“Accelerated Vesting” as used herein means: (i) the immediate vesting of a number of shares subject to such executive’s stock options with the Company, equal to the number of options that would normally vest over the applicable acceleration period, and (ii) the immediate vesting of a number of shares of restricted stock in the Company held by such executive, if any, equal to the number of shares of restricted stock, if any, that would normally vest over the applicable acceleration period.
“Cause” as used herein means any of the following: (i) any act of personal dishonesty involving an executive in connection with such executive’s responsibilities as an employee of the Company; (ii) the conviction of or plea of guilty or nolo contendere to a felony by an executive; (iii) a willful act by an executive which constitutes gross misconduct and which is injurious to the Company; or (iv) continued violations by an executive of such executive’s obligations as an employee of the Company which are demonstrably willful and deliberate on such executive’s part after there has been delivered to the executive a written demand for performance from the Company which describes the basis for the Company’s belief that he or she has not substantially performed his or her duties.
“Change of Control” as used herein means the closing of: (i) a merger or consolidation of the Company with or into any other corporation or other entity, or the sale of all or substantially all of the assets of the Company, unless the stockholders of the Company immediately prior to such transaction hold at least 50% of the outstanding equity securities of the entity surviving such merger or consolidation or the entity purchasing such assets, or (ii) a sale or transfer of more than 50% of the Company’s voting securities to a person or persons acting as a group, who is or are not controlled directly or indirectly by the Company, in a single transaction or series of related transitions.
“Constructive Termination” means an executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following events without an executive’s consent: (i) the assignment to the executive of any duties or the reduction of the executive’s duties, either of which results in a material diminution in an executive’s authority, duties or responsibilities with the Company in effect immediately prior to such assignment, or the removal of an executive from such position and responsibilities, unless an executive is provided with comparable authority, duties or responsibilities; provided, however, it being understood that a new position within a larger combined company does not constitute “Constructive Termination” if it is in the same area of operations and involves similar scope of management responsibility notwithstanding that an executive may not retain as senior a position overall within the larger combined company as an executive’s prior position; (ii) a material reduction of an executive’s base salary; (iii) a material change in the geographic location at which an executive must perform services (e.g., the relocation of an executive to a facility or a location less than fifty

(50) miles from an executive’s then-present location shall not be considered a material change in geographic location); or (iv) any material breach by the Company of any material provision of executive’s employment agreement. The executive will not resign for Constructive Termination without first providing the Company with written notice of the acts or omissions constituting the grounds for “Constructive Termination” within ninety (90) days of the initial existence of the grounds for “Constructive Termination” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

Estimated Payments upon Termination or Change of Control
The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above. Payments and benefits are estimated assuming that the triggering event took place on the last business day of calendar year 2014 (December 31, 2014), and the price per share of our Common Stock is the official closing price on the NASDAQ Global Market as of that date ($8.28). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may differ from those set forth below.

		Potential Payments upon Involuntary Termination Other Than for Cause or Voluntary Termination for Good Reason
NEO	Type of Benefit	At Any Time ($)	After Change in Control or Constructive Termination ($)
Kathryn K. McCarthy	Cash Severance – Base Salary	$200,000	$200,000
	Cash Severance – Bonus	n/a	n/a
	Accelerated Vesting of Options	n/a	n/a
	Intrinsic Value of Accelerated Restricted Stock	—	—
	Continued Coverage of Employee Benefits	—	—
	Total Termination Benefits:	$200,000	$200,000
Julie A. Pangelinan	Cash Severance – Base Salary	$175,000	n/a
	Cash Severance – Bonus	n/a	n/a
	Accelerated Vesting of Options	n/a	n/a
	Intrinsic Value of Accelerated Restricted Stock	—	n/a
	Continued Coverage of Employee Benefits	10,047	n/a
	Total Termination Benefits:	$185,047	n/a

Board Compensation
The Company’s Nominating and Governance Committee reviews compensation for our non-employee directors on a periodic basis. Effective as of the 2014 Annual Meeting, each non-employee director receives an annual retainer consisting of RSUs of Geeknet Common Stock with a value of $75,000, determined by reference to the closing market price of Geeknet Common Stock on the date of grant.  Also effective as of the Annual Meeting in 2014, the chairperson of each committee as well as the lead director receives additional RSUs of Geeknet Common Stock with a value of $10,000 for their service, determined by reference to the closing market price of Geeknet Common Stock on the date of grant. These RSUs become fully vested on the date of grant.
Previously, newly appointed non-employee directors who began serving after the Annual Meeting received as pro-rated compensation, on the date such person became a director, a one-time grant of RSUs of Geeknet Common Stock with a value of $40,000, determined by reference to the closing market price of Geeknet Common Stock on the date of grant.  Such RSUs became fully vested on the day preceding the next Annual Meeting, subject to their continued service as a non-employee director on such date. However, effective as of the 2015 Annual Meeting, the Compensation Committee decided to eliminate such one-time grants of RSUs of Geeknet Common Stock with a value of $40,000 for new directors.

Non-employee directors are reimbursed for out-of-pocket costs for attending each meeting of the Board or any Board committee of which they are a member. We do not have any pension or retirement plans for our non-employee directors. Employee directors do not receive any compensation for their Board service.
Deferred Compensation. Geeknet has a deferred compensation program that allows non-employee directors to defer the settlement of their RSU grants until their departure from our Board. If a director elects to defer settlement of his RSU grant, he must make his irrevocable election before the end of the year prior to the year in which the grant is made, and must do so for the entire amount of his grant. For the grants to be made in May 2015, directors made their deferral elections before the end of 2014. Messrs. Carey, Georgescu, Langone, Semler and Smith elected to defer the settlement of their RSU grants to be made in 2015.
The following table provides information concerning the compensation paid by the Company to each of its non-employee directors for fiscal year 2014:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	Total
Matthew Blank	$—	$75,000	$—	$75,000
Matthew Carey	$—	$85,000	$—	$85,000
Thomas Coughlin	$—	$75,000	$—	$75,000
Peter Georgescu	$—	$85,000	$—	$85,000
Sir Ronald Hampel	$—	$75,000	$—	$75,000
Kenneth Langone	$—	$75,000	$—	$75,000
Frank A. Riddick, III	$—	$85,000	$—	$85,000
Eric Semler	$—	$75,000	$—	$75,000
Derek Smith	$—	$95,000	$—	$95,000
(1) The amount shown reflects the aggregate grant date fair value of restricted stock units as calculated pursuant to FASB ASC Topic 718 for fiscal year 2014. The assumption used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 23, 2015. As of December 31, 2014, the aggregate number of shares under stock awards and the aggregate number of shares underlying options outstanding for each of the Company’s non-employee directors were:

Name	Share Award: Number of RSUs(A)	Grant Date Fair Value per Share	Grant Date	Aggregate Number of Unvested Restricted Stock Units Awards	Aggregate Number of Shares Underlying Option Awards Outstanding (B)
Matthew Blank	5,103	$14.70	May 7, 2014	—	—
Matthew Carey	5,783	$14.70	May 7, 2014	—	7,000
Thomas Coughlin	5,103	$14.70	May 7, 2014	—	—
Peter Georgescu	5,783	$14.70	May 7, 2014	—	7,000
Sir Ronald Hampel	5,103	$14.70	May 7, 2014	—	—
Kenneth Langone	5,103	$14.70	May 7, 2014	—	7,000
Frank A. Riddick, III	5,783	$14.70	May 7, 2014	—	7,000
Eric Semler	5,103	$14.70	May 7, 2014	—	—
Derek Smith	6,463	$14.70	May 7, 2014	—	7,000
(A) Certain of these shares were surrendered to cover the tax liability for the release of such vested amounts.
(B) Prior to 2011, the directors were compensated with option awards.

Security Ownership of Certain Beneficial Owners and Management
As of the close of business on March 13, 2015, the Company had an aggregate of 6,728,368 shares of Common Stock outstanding. The following table sets forth certain information concerning the beneficial ownership of Geeknet’s Common Stock, as of the close of business on March 13, 2015 for the following: (1) each person or entity who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s Common Stock; (2) each of its directors and each nominee seeking to become one of its directors; (3) each of the executive officers named in the Summary Compensation Table; and (4) all directors and executive officers of the Company as a group. The Company does not know of any arrangements, including any pledge of its securities by any person, the operation of which may at a subsequent date result in a change of control of the Company.

Names and Addresses of Beneficial Owners (1)	Number of Shares (2)	Awards	Options	Total	Percent of Common Stock Outstanding
Matthew Blank	13,710	—	—	13,710	* %
Matthew Carey	37,967	—	7,000	44,967	* %
Thomas Coughlin	14,713	—	—	14,713	* %
Peter Georgescu	64,789	—	7,000	71,789	1.07%
Sir Ronald Hampel	9,962	—	—	9,962	* %
Kenneth Langone	750,000	—	7,000	757,000	11.25%
Kathryn K. McCarthy	51,631	—	—	51,631	* %
Julie A. Pangelinan	1,599	—	2,665	4,264	* %
Frank A. Riddick, III	15,884	—	7,000	22,884	* %
Eric Semler	656,631	—	—	656,631	9.76%
Derek Smith	13,219	—	7,000	20,219	* %
William M. Sams(3)	653,000	—	—	653,000	9.71%
Entities affiliated with Impala Asset Management, LLC (4)	363,968	—	—	363,968	5.41%
Current directors and officers, as a group, a total number of 11 persons	1,630,105	—	37,665	1,667,770	24.79%
*					Represents less than 1% of the outstanding shares Common Stock.
(1)					The address of each officer and director is c/o Geeknet, Inc., Attention: Investor Relations, 11216 Waples Mill Road., Suite 103, Fairfax, VA 22030.
(2)
The following directors have elected to defer the noted number of shares in accordance with the Geeknet Director Deferred Compensation Plan and their awards are not reflected in the Number of Shares column: Messrs. Carey (10,101), Georgescu (9,159), Langone (8,801), and Smith (9,726).

(3)
The address for William M. Sams c/o Marlin Sams Fund, L.P. is 555 Madison Avenue, New York, New York 10022. Based on information provided by the Marlin Sams Fund, L.P., in its Schedule 13D/A filed with the SEC on September 16, 2014, the voting and dispositive power over the shares includes the following: 640,000 shares of Common Stock and 13,000 shares of Common Stock held in the Irrevocable Trust of Michael Solomon FBO Grace Solomon for the benefit of Michael Solomon's daughter, of which William M. Sams is the co-trustee with Constance Solomon, Michael Solomon's wife. Michael Solomon was a former director of the Company who resigned on March 18, 2014. Messrs. Langone and Riddick are each limited partners in Marlin Sams Fund, L.P. Each of Messrs. Langone and Riddick disclaims beneficial ownership of any shares owned by Marlin Sams Fund, L.P.

(4)
The address for Impala Asset Management, LLC is 134 Main Street, New Canaan, CT 06840. Based on information provided by Impala Asset Management, LLC, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, Impala Asset Management, LLC may be deemed to beneficially own 363,968 shares by virtue of having sole voting and investment power over such shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent (10%) of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish to the Company copies of all forms that they file pursuant to Section 16(a). Based solely on the Company’s review of the copies of such forms received, or written representations from certain reporting persons, the Company believes that during fiscal year 2014, all of its executive officers, directors, and ten-percent stockholders complied with all applicable filing requirements.
RELATED PARTY TRANSACTIONS
We have adopted a Code of Conduct, which governs, among other things, related-party transactions. Under our Code of Conduct, related party transactions are disfavored and are therefore avoided wherever possible. Nonetheless, if a related-party transaction with a non-executive officer or non-director is deemed “unavoidable,” such proposed transaction must first be fully disclosed to the Company’s Chief Financial Officer (“CFO”). If the CFO determines that the proposed related-party transaction is material to the Company, then the transaction must be reviewed and approved in writing by the Audit Committee in advance of consummating the proposed transaction. In addition, any proposed related-party transaction involving a director or executive officer of the Company must be reviewed and approved in writing in advance by the disinterested members of the Company’s Audit Committee.
In the Company’s last fiscal year, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than ten percent (10%) of its Common Stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than compensation agreements and other arrangements, which are described under “Executive Compensation — 2014 Potential Payments upon Termination or Change of Control.”
Indemnification Agreements
The Company has entered into indemnification agreements with each of its directors and officers. Such indemnification agreements require the Company to indemnify its directors and officers to the fullest extent permitted by Delaware law.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.
The Audit Committee is comprised solely of independent directors, as defined in the Marketplace Rules of the NASDAQ Stock Market, and operates under a written charter adopted by the Board of Directors (which can be accessed on our web site at http://investors.geek.net/governance.cfm). As described more fully in its charter, the purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and audits of its financial statements; approve the hiring and firing of the independent auditors; assist the Board of Directors in oversight and monitoring of (i) the integrity of the Company’s financial statements, (ii) its compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications, independence and performance, and (iv) its internal accounting and financial controls; prepare the report that the rules of the SEC require to be included in its annual Proxy Statement; provide the Board of Directors with the results of its monitoring and recommendations derived therefrom; and provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors.
The Company’s management has primary responsibility for the preparation, presentation and integrity of its financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for fiscal year 2014 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.
Review of Audited Financial Statements for Fiscal Year 2014
The Audit Committee discussed with KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of the audited financial statements in the Annual Report on Form 10-K for fiscal year 2014 with accounting principles generally accepted in the United States, KPMG’s judgments as to the quality, not just the acceptability, of its accounting policies and such other matters as are required to be discussed with the Audit Committee pursuant to the Public Company Accounting Oversight Board Auditing Standard No. 16 "Communications with Audit Committees”. The Audit Committee has received the written disclosures and the letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board and has discussed with KPMG its independence.
The Audit Committee discussed with KPMG the overall scope and plans for the audit. The Audit Committee meets with the independent registered public accountants, with and without management present, to discuss the results of its examinations, its evaluations of our internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held four (4) such meetings during fiscal year 2014.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended, and the Board of Directors approved, the inclusion of the audited financial statements in the Annual Report on Form 10-K for fiscal year 2014 for filing with the SEC. The Audit Committee and the Board of Directors have also recommended, subject to stockholder ratification, the selection of KPMG as the Company’s independent registered public accounting firm for fiscal year 2015.

Respectfully Submitted By:
MEMBERS OF THE AUDIT COMMITTEE

Frank A. Riddick, III (Chairman)
Matthew Carey
Sir Ronald Hampel

OTHER MATTERS

The Company knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form Proxy to vote the shares they represent as the Board of Directors may recommend.

THE BOARD OF DIRECTORS
Dated: March 26, 2015

Geeknet

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M85993-P60398

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GEEKNET, INC.

The Board of Directors recommends you vote FOR each of the following:

	For All	Withhold All	For All Except
1. Election of Eleven Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Kathryn K. McCarthy
02) Matthew C. Blank
03) Matthew A. Carey
04) Stephen Cornick
05) Thomas Coughlin
06) Peter A. Georgescu
07) Sir Ronald Hampel
08) Kenneth G. Langone
09) Frank A. Riddick, III
10) Eric Semler
11) Derek V. Smith

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal Two).	☐	☐	☐
3. Advisory vote to approve Named Executive Officer compensation (Proposal Three).	☐	☐	☐

For address changes/comments, mark here. ☐
(See reverse for instructions)

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M85994-P60398

GEEKNET, INC.
Annual Meeting of Stockholders
This Proxy is solicited by the Board of Directors

The matters to be acted upon at the Annual Meeting of Stockholders (the "Meeting") are described in the Notice of Annual Meeting of Stockholders and this proxy statement. Your Proxy is solicited on behalf of the Board of Directors of Geeknet, Inc. (the "Company") for use at our Meeting to be held at The Benjamin Hotel on 125 East 50th Street, New York, NY 10022 on Wednesday, May 6, 2015, at 8:00 a.m. (Eastern Time), and at any adjournment(s) thereof, for the purposes set forth herein. Our telephone number is (877) 433-5638.

The Notice, including the proxy statement, the Proxy and our Securities and Exchange Commission ("SEC") Annual Report on Form 10-K, containing financial statements for the fiscal year ended December 31, 2014, was mailed or made available on the Internet, as applicable, on or about March 26, 2015 to all stockholders entitled to vote at the Meeting.

STOCKHOLDERS MAY RECEIVE A COPY OF THE COMPANY'S 2014 ANNUAL REPORT ON FORM 10-K, NOT INCLUDING EXHIBITS, AT NO CHARGE. IF A STOCKHOLDER PREFERS A COPY OF THE 2014 ANNUAL REPORT ON FORM 10-K INCLUDING EXHIBITS, THE STOCKHOLDER WILL BE CHARGED A REASONABLE FEE (WHICH SHALL BE LIMITED TO OUR REASONABLE EXPENSES IN FURNISHING SUCH EXHIBITS). REQUESTS FOR COPIES MUST BE MADE BY SENDING A WRITTEN REQUEST TO GEEKNET, INC., 11216 WAPLES MILL ROAD, SUITE 103, FAIRFAX, VA 22030, ATTN: INVESTOR RELATIONS.

This Proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this Proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 6, 2015.

GEEKNET, INC.

Geeknet

M85995-P60398

Meeting Information

Meeting Type: Annual Meeting
For holders as of: March 13, 2015
Date: May 6, 2015 **Time:** 8:00 AM (Eastern Time)
Location: The Benjamin Hotel
125 East 50th Street
New York, NY 10022

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Notice & Proxy Statement 2. Annual Report

How to View Online:

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M85996-P60398

Voting Items

The Board of Directors recommends you vote FOR each of the following:

1. Election of Eleven Directors

Nominees

01) Kathryn K. McCarthy	07) Sir Ronald Hampel
02) Matthew C. Blank	08) Kenneth G. Langone
03) Matthew A. Carey	09) Frank A. Riddick, III
04) Stephen Cornick	10) Eric Semler
05) Thomas Coughlin	11) Derek V. Smith
06) Peter A. Georgescu	

The Board of Directors recommends you vote FOR proposals 2 and 3.

3. Advisory vote to approve Named Executive Officer compensation (Proposal Three).

M85997-P60398